EXPLANATORY NOTE

     This is to advise that the filing pursuant to Rule 424(b)(5) relating to Registration Statement No. 333-112249 (the "Registration Statement") submitted on December 5, 2005 (SEC Accession Number 0000898080-05-000517) included an erroneous CIK number (0001346045) for Allstate Life Global Trust 2005-8 (the "Trust"). The correct CIK number for the Trust is, and such filing was intended to be made under CIK number, 0001345818. This filing, made on December 6, 2005, is the most recent filing pursuant to rule 424(b)(5) relating to the Registration Statement. The December 5, 2005 filing must not be relied upon for any purposes and this filing is the proper Rule 424(b)(5) filing relating to the Registration Statement.

________________________________________________________________________________


                               PRICING SUPPLEMENT

                        Filed pursuant to Rule 424(b)(5)
                      Registration Statement No. 333-125937
                Pricing Supplement No. 14 Dated November 29, 2005
                    (To Prospectus dated August 16, 2005, and
                  Prospectus Supplement dated August 16, 2005)
                                CUSIP: 02003GCN5



                          ALLSTATE LIFE GLOBAL FUNDING
                            SECURED MEDIUM TERM NOTES
                                 ISSUED THROUGH
             ALLSTATE LIFE GLOBAL FUNDING TRUST 2005-8 (THE "TRUST")
                     EXTENDIBLE FLOATING RATE NOTES DUE 2010

     The description in this pricing supplement of the particular terms of the Secured Medium Term Notes offered hereby supplements the description of the general terms and provisions of the notes set forth in the accompanying prospectus and prospectus supplement, to which reference is hereby made.


Principal Amount:  $750,000,000                   Agent(s) Discount: 0.15%

Issue Price:  100.00%                             Original Issue Date:  December 2, 2005

Net Proceeds to the Trust:  $748,875,000

Funding Agreement Number(s): FA-41089             Initial Maturity Date:  December 27, 2006, or
                                                  if such day is not a Business Day, the
                                                  immediately preceding Business Day

Specified Currency:  U.S. Dollars                 Maturity Date: December 27, 2010, or, if such
                                                  day is not a Business Day, the immediately
                                                  preceding Business Day




                                                  Depositary: The Depository Trust Company

Interest Payment Dates:  In respect of any        Interest Reset Dates: The 27th of each month;
Extendible Floating Rate Notes offered by this    subject to adjustment in accordance with the
Pricing Supplement, Interest Payment Dates will   Modified Following Business Day convention,
be the 27th of each month, commencing on          provided that if any Interest Reset Date
December 27, 2005, subject to adjustment in       would otherwise be a day that is not a
accordance with the Modified Following Business   Business Day, such Interest Reset Date shall
Day convention, provided that if any Interest     be the immediately succeeding Business Day,
Payment Date would otherwise be a day that is     except that, if such Business Day is in the
not a Business Day, such Interest Payment Date    succeeding calendar month, such Interest
shall be the immediately succeeding Business      Reset Date shall be the immediately preceding
Day, except that, if such Business Day is in      Business Day.  However, this convention will
the succeeding calendar month, such Interest      not extend beyond any Final Maturity Date.
Payment Date shall be the immediately preceding
Business Day.  However, this convention will
not extend beyond any Final Maturity Date.  The
final Interest Payment Date for the Senior
Extendible Securities, or any portion of the
Senior Extendible Securities maturing prior to
the Final Maturity Date, will be the relevant
maturity date and interest for the final
Interest Accrual Period will accrue from and
including the Interest Payment Date immediately
preceding such maturity date to but excluding
the relevant maturity date.

Initial Interest Payment Date: December 27,       Initial Interest Reset Date: December 27,
2005.                                             2005.

Regular Record Date:                              15 calendar days prior to the Interest
                                                  Payment Date

Type of Interest Rate:                            [ ] Fixed Rate [v] Floating Rate

Fixed Rate Notes:                                 [ ] Yes [v] No. If, Yes,

Interest Rate:                                    [      ]

Floating Rate Notes:                              [v] Yes [ ] No. If, Yes,

Regular Floating Rate Notes:                      [v] Yes [ ] No. If, Yes,
  Interest Rate:                                   Interest Rate Basis plus the Spread
  Interest Rate Basis(es):                         See below

Floating Rate/Fixed Rate Note:                    [ ] Yes [v] No. If, Yes,


                                        2



  Floating Interest Rate:
  Interest Rate Basis(es):
  Fixed Interest Rate:
  Fixed Rate Commencement Date:

Inverse Floating Rate Note:                       [ ] Yes [v] No. If, Yes,
  Fixed Interest Rate:
  Floating Interest Rate:
  Interest Rate Basis(es):

Initial Interest Rate*, if any:                   The Initial Interest Rate for the Notes
                                                  offered by this Pricing Supplement will be
                                                  based on an interpolated one month LIBOR rate
                                                  minus 0.01% determined in accordance with the
                                                  provisions of this Pricing Supplement and the
                                                  Prospectus Supplement subject to adjustment
                                                  in accordance with the Modified Following
                                                  Adjusted Business Day convention.

Interest Rate Basis(es). Check all that apply:
  [ ] CD Rate                                     [ ] Commercial Paper Rate
  [ ] CMT Rate                                    [ ] Eleventh District Cost of Funds Rate
  [ ] Constant Maturity Swap Rate                 [ ] Federal Fund Open Rate
  [v]  LIBOR                                      [ ] Federal Funds Rate
  [ ] EURIBOR                                     [ ] Treasury Rate
  [ ] Prime Rate

If LIBOR:

[ ] LIBOR Reuters Page                            [v] LIBOR Moneyline Telerate Page

LIBOR Currency:
If CMT Rate:
  Designated CMT Telerate Page:

If 7052:                                          [ ] Weekly Average
                                                  [ ] Monthly Average

Designated CMT Maturity Index:

Index Maturity:                                   One month

Spread (+/-):                                     See Additional Provisions for Floating Rate
                                                  Notes

Spread Multiplier:                                Not applicable

Interest Reset Date(s):                           Each Interest Payment Date


                                        3



Interest Rate Determination Date(s):              The second London banking day preceding the
                                                  related Interest Reset Date

Maximum Interest Rate, if any:                    Not applicable

Minimum Interest Rate, if any;                    Not applicable

* From the Original Issue Date to the Initial Interest Payment Date, the Initial
Interest Rate shall be deemed to be:

[ ] CD Rate                                       [ ] Commercial Paper Rate
[ ] CMT Rate                                      [ ] Eleventh District Cost of Funds Rate
[ ] Constant Maturity Swap Rate                   [ ] Federal Funds Open Rate
[v] LIBOR                                         [ ] Federal Funds Rate
[ ] EURIBOR                                       [ ] Treasury Rate
[ ] Prime Rate

Calculation Agent:                                J.P. Morgan Trust Company, National
                                                  Association

Exchange Rate Agent:                              Not applicable

Computation of Interest (not applicable unless different than as specified in the prospectus and prospectus supplement):

Day Count Convention (not applicable unless different than as specified in the prospectus and prospectus supplement):

Amortizing Note:                                  [ ] Yes [v] No. If, Yes,
  Amortizing Schedule:
  Additional/Other Terms:

Discount Note:                                    [ ] Yes [v] No. If, Yes,
  Total Amount of Discount:
  Initial Accrual Period of Discount:
  Additional/Other Terms:

Redemption Provisions:                            [ ] Yes [v] No. If, Yes,
  Initial Redemption Date:
  Initial Redemption Percentage:
  Annual Redemption Percentage Reduction (if
  any):                                           [ ] In whole only and not in part
  Redemption:                                     [ ] May be in whole or in part

  Additional/Other Terms:


                                        4



Repayment:  (see below)                           [v] Yes [ ] No. If, Yes,
  Repayment Date(s):
  Repayment Price:
  Repayment:                                      [ ] In whole only and not in part
                                                  [ ] May be in whole or in part

Additional/Other Terms:

Sinking Fund (not applicable unless specified):

Additional Amounts to be Paid for Withholding Tax (not applicable unless specified):

Securities Exchange Listing:                      [ ] Yes [v]No. If Yes, Name of Exchange:

Authorized Denominations:                         $1,000

Ratings:

  The Notes issued under the Program are rated "AA" by Standard & Poor's ("S&P"). Allstate
  Life anticipates Moody's Investors Service, Inc. ("Moody's") to rate the Notes "Aa2" at the
  Original Issue Date.

Agent(s) Purchasing Notes as Principal:                 [v] Yes [ ] No. If Yes,

Agent(s)                                                Principal Amount
  Morgan Stanley & Co. Incorporated                     $250,000,000
  Deutsche Bank Securities Inc.                         $250,000,000
  Merrill Lynch, Pierce, Fenner & Smith Incorporated    $250,000,000



  Total:                                                $750,000,000
                                                        ============

                                                        =====================================

Agent(s) Acting as Agent:                               [ ] Yes [v]No. If Yes,

Agent(s)                                                Principal Amount

  Total:

                                                        =====================================

Additional/Other Terms: Morgan Stanley & Co.
Incorporated, Deutsche Bank Securities Inc. and
Merrill Lynch, Pierce, Fenner & Smith Incorporated have agreed to reimburse Allstate Life Insurance
Company for certain costs and expenses relating to the


                                        5



offering, sale and issuance of the Notes and maintenance of the Program.

                  ADDITIONAL PROVISIONS FOR FLOATING RATE NOTES

EXTENSION ELECTION:

     The Notes will mature on the Initial Maturity Date, unless the maturity of all or any portion of the principal amount of the Notes is extended in accordance with the procedures described below. In no event will the maturity of the Notes be extended beyond the Maturity Date.

     During the notice period for each Election Date (as defined below), you may elect to extend the maturity of your Notes with respect to all or any portion of the Principal Amount equal to $1,000 and integral multiples of $1,000 in excess thereof so that the maturity of your Notes with respect to the entire Principal Amount or such portion thereof will be extended to the date occurring 366 calendar days from, and including, the 27th day of the month immediately following such Election Date. However, if that 366th calendar day is not a Business Day, the maturity of your Notes with respect to the entire Principal Amount or such portion thereof will be extended to the immediately preceding Business Day. The Election Dates will be the 27th calendar day of each month from, and including, December 27, 2005 to, and including, November 27, 2009, whether or not any such day is a Business Day.

     To make your election effective on any Election Date, you must deliver to J.P. Morgan Trust Company, National Association, the Paying Agent for the Notes, through the normal clearing system channels described in more detail below, a notice of election (each, an "Election Notice") during the notice period for that Election Date. The notice period for each Election Date will begin on the fifth Business Day prior to the Election Date and end on the Election Date; provided, however, that if the Election Date is not a Business Day, the notice period will be extended to the next day that is a Business Day. Your Election Notice must be delivered to the Paying Agent no later than 12:00 p.m., New York City time, on the Election Date. Upon delivery to the Paying Agent of an Election Notice to extend the maturity of the Notes with respect to all or any portion of the Principal Amount equal to $1,000 and integral multiples of $1,000 in excess thereof during a notice period, that election will be revocable during each day of such notice period, until 12:00 p.m., New York City time, on the last Business Day in such notice period, at which time such Election Notice will become irrevocable.

     If you do not make an election to extend the maturity of your Notes with respect to all or any portion of the Principal Amount equal to $1,000 or any multiple of $1,000 in excess thereof during the notice period for any Election Date, the Principal Amount or any portion thereof equal to $1,000 or any multiple of $1,000 in excess thereof for which you have failed to make such an election will become due and payable on the date that is 366 calendar days from, and including, such Election Date or, if such 366th calendar day is not a Business Day, the immediately preceding Business Day.

SPREAD:

     The table below indicates the applicable Spread for the Interest Reset Dates occurring during each of the indicated periods.

        ------------------------------------------ ---------------
        For Interest Reset Dates occurring:        Spread:
        ------------------------------------------ ---------------
        From, and including, the Issue Date to     Minus 0.01%
        but excluding December 27, 2006
        ------------------------------------------ ---------------
        From, and including, December 27, 2006     Plus 0.00%
        to but excluding  December 27, 2007
        ------------------------------------------ ---------------
        From, and including, December 27, 2007     Plus 0.03%
        to but excluding December 27, 2008
        ------------------------------------------ ---------------
        From, and including, December 27, 2008     Plus 0.03%
        to but excluding December 27, 2009
        ------------------------------------------ ---------------
        From, and including, December 27, 2009     Plus 0.04%
        to but excluding December 27, 2010
        ------------------------------------------ ---------------

     If, with respect to any Election Date, if you do not make an election to extend the maturity of your Notes with respect to all or any portion of the Principal Amount equal to $1,000 or any multiple of $1,000 in excess thereof, the Issuer may, at its option, prepay all or any portion of the Principal Amount equal to $1,000 or any multiple of $1,000 in excess thereof for which you have failed to make such an election on each Interest Payment Date in respect of any such amount other than the Maturity Date applicable thereto (each, a "Contingent Prepayment Date") together with any unpaid interest accrued thereon up to but excluding the applicable Contingent Prepayment Date. The Issuer shall give a written notice of prepayment to you not more than 20 days nor less than 15 days prior to the Contingent Prepayment Date.

     The Notes are issued in registered global form and remain on deposit with DTC, the depositary for the Notes. Therefore, you must exercise the option to extend the maturity of your Notes through the depositary. To ensure that the depositary receives timely notice of your election to extend the maturity of all or a portion of your Notes, so that it can deliver notice of your election to the Paying Agent prior to the close of business in New York City on the last Business Day in the notice period, you must instruct the direct or indirect participant through which you hold an interest in the Notes in accordance with the then applicable operating procedures of the depositary.

     The depositary must receive any notice of election from its participants no later than 12:00 noon (New York City time) on the last Business Day in the notice period for the depositary to deliver timely notice of your election to the Paying Agent. Different firms have different deadlines for accepting instructions from their customers. You should consult the direct or indirect participant through which you hold an interest in the Notes to ascertain the deadline for ensuring that timely notice will be delivered to the depositary.

             ADDITIONAL PROVISIONS RELATING TO THE FUNDING AGREEMENT

     Funding Agreement No. FA-41089 (the "Funding Agreement") shall be in effect from December 2, 2005 until the Funding Agreement Initial Maturity Date (as defined below), or, if such day is not a Funding Agreement Business Day, the immediately preceding Funding Agreement Business Day, unless such date is extended with respect to all or a portion of the principal amount of the Funding Agreement on the initial Funding Agreement Election Date (as defined below) in accordance with the procedures described below. In no event will the maturity of the Funding Agreement be extended beyond the Funding Agreement Maturity Date (as defined below).

     During the notice period for each Funding Agreement Election Date (as defined below), the Owner (as defined in the Funding Agreement) may elect to extend the maturity of the Funding Agreement with respect to all or any portion of the principal amount equal to $1,000 and integral multiples of $1,000 in excess thereof so that the maturity of the Funding Agreement with respect to the entire principal amount or such portion thereof will be extended to the date occurring 366 calendar days from, and including, the 27th day of the month immediately following such Funding Agreement Election Date. However, if that 366th calendar day is not a Funding Agreement Business Day, the maturity of the Funding Agreement with respect to the entire principal amount or such portion thereof will be extended to the immediately preceding Funding Agreement Business Day.

     To make the Owner's election effective on any Funding Agreement Election Date, the Owner must deliver to Allstate Life Insurance Company ("Allstate Life") a notice of election (each, a "Funding Agreement Election Notice") during the notice period for that Funding Agreement Election Date. The notice period for each Funding Agreement Election Date will begin on the fifth Funding Agreement Business Day prior to the Funding Agreement Election Date and end on the Funding Agreement Election Date; provided, however, that if the Funding Agreement Election Date is not a Funding Agreement Business Day, the notice period will be extended to the next day that is a Funding Agreement Business Day. The Owner's Funding Agreement Election Notice must be delivered to Allstate Life no later than 12:00 p.m., New York City time, on the last Funding Agreement Election Date. Upon delivery to Allstate Life of a Funding Agreement Election Notice to extend the maturity of the Funding Agreement with respect to all or any portion of the principal amount equal to $1,000 and integral multiples of $1,000 in excess thereof during a notice period, that election will be revocable during each day of such notice period, until 12:00 p.m., New York City time, on the last Funding Agreement Business Day in such notice period, at which time such Funding Agreement Election Notice will become irrevocable.

     If the Owner of the Funding Agreement does not make an election to extend the maturity of the Funding Agreement with respect to all or any portion of the principal amount equal to $1,000 or any multiple of $1,000 in excess thereof during the notice period for any Funding Agreement Election Date, the principal amount or any portion thereof equal to $1,000 or any multiple of $1,000 in excess thereof for which the Owner has failed to make such an election will become due and payable on the date that is 366 calendar days from, and including, such Funding Agreement Election Date or, if such 366th calendar day is not a Funding Agreement Business Day, the immediately preceding Funding Agreement Business Day.

     The "Funding Agreement Initial Maturity Date" will be December 27, 2006, or, if such day is not a Funding Agreement Business Day, the immediately preceding Funding Agreement Business Day.

     The "Funding Agreement Maturity Date" will be December 27, 2010, or, if such day is not a Funding Agreement Business Day, the immediately preceding Funding Agreement Business Day.

     The "Funding Agreement Election Dates" will be the 27th calendar day of each month from, and including, December 27, 2005 to, and including, November 27, 2009, whether or not any such day is a Funding Agreement Business Day.

     "Funding Agreement Business Day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in Chicago, Illinois and New York, New York.

     If, with respect to any Funding Agreement Election Date, the Owner does not make an election to extend the maturity of the Funding Agreement with respect to all or any portion of the principal amount equal to $1,000 or any multiple of $1,000 in excess thereof, Allstate Life may, at its option, prepay all or any portion of the principal amount equal to $1,000 or any multiple of $1,000 in excess thereof for which the Owner has failed to make such an election on each interest payment date under the Funding Agreement in respect of any such amount other than the Funding Agreement Maturity Date applicable thereto (each, a "Funding Agreement Contingent Prepayment Date") together with any unpaid interest accrued thereon up to but excluding the applicable Funding Agreement Contingent Prepayment Date.

     Allstate Life shall give a written notice of prepayment to the Owner not more than 20 days nor less than 15 days prior to the Funding Agreement Contingent Prepayment Date.

     In addition to the payments set forth above, in the event that the Owner purchases some or all of the Notes in the open market (or otherwise) with the prior written consent of Allstate Life as to both the making of such purchase and the purchase price to be paid for such Notes (such right of consent to be exercised in Allstate Life's sole discretion), a payment equal to such amount as may be necessary to fund the purchase of such Notes shall be paid to or at the direction of the Owner on such date or dates to which the Owner and Allstate Life may agree. Upon such payment, the balance of the principal amount in the Funding Account Balance (as defined in the Funding Agreement) shall be reduced by an amount equal to the aggregate principal amount of the Notes purchased (or the portion thereof applicable to the Funding Agreement).

                           SPECIAL TAX CONSIDERATIONS

     The following summary supplements, and should be read in conjunction with, the discussion set forth under "United States Federal Income Tax Considerations" in the accompanying Prospectus Supplement.

     An election to extend the maturity of all or any portion of the principal amount of the Notes in accordance with the procedures described in this Pricing Supplement should not be a taxable event for U.S. federal income tax purposes. In addition, if the Trust fails to redeem the Notes on a Contingent Prepayment Date, such failure to redeem the Notes should not be a taxable event for U.S. federal income tax purposes.

     Under the OID Treasury regulations promulgated under the Original Issue Discount ("OID") provisions of the Internal Revenue Code of 1986, as amended (the "Code") governing debt instruments issued with original issue discount (referred to as the "OID Regulations"), for purposes of determining the yield and maturity of a debt instrument that provides the holder with an unconditional option or options (for example, an option to extend the maturity of a debt instrument) exercisable on one or more dates during the term of the debt instrument, a holder is deemed to exercise or not exercise an option or combination of options in a manner that maximizes the yield on the debt instrument. Since the Spread for the interest rate on the Notes will periodically increase during the term of the Notes from an initial amount equal to minus 0.01% to an amount equal to plus 0.04%, under the OID Regulations, the maturity date of the Notes for U.S. federal income tax purposes should be the Final Maturity Date and not the Initial Maturity Date. This is because the original holders of the Notes should be deemed to elect to extend the maturity of all of the principal amount of the Notes to the Final Maturity Date.

     The Treasury regulations governing modifications of debt instruments (referred to herein as the "Modification Regulations") provide, in substantive part, that the exercise of an option by a holder of a debt instrument to extend the final maturity date of a debt instrument is a taxable event if, based on all the facts and circumstances, such extension of the final maturity date results in the material deferral of scheduled payments. The Modification Regulations provide a "safe-harbor" period in which the extension of the final maturity date is not a material deferral of scheduled payments. The "safe-harbor" period begins on the original maturity date of the debt instrument and extends for a period equal to the lesser of five years or 50 percent of the original term of the debt instrument. The Modification Regulations do not specifically address the determination of maturity dates and debt instruments such as the Notes (including their economic equivalence to an approximately five year debt instrument containing put options). Since the Notes, as of the original issue date, should be treated as maturing on the Final Maturity Date, an election to extend the maturity of all or any portion of the principal amount of the Notes, based upon both the OID Regulations and the Modification Regulations (either generally or depending on various assumptions based on the "safe-harbor"), should not be treated as a modification and thus should not be treated as a taxable event for U.S. federal income tax purposes.

     In addition, the Notes should not constitute contingent payment debt instruments that would be subject to the Treasury regulations governing contingent payment obligations (the "Contingent Payment Regulations"). Furthermore, the Notes should not be considered to have OID for U.S. federal income tax purposes as the difference between the stated redemption price at maturity and the issue price of the Notes should be less than the de minimis amount specified by the relevant provisions of the Code and the Treasury regulations issued thereunder.

     By purchasing the Notes, investors will be deemed to agree to report the U.S. federal income tax consequences of their ownership of the Notes consistently with the foregoing discussion.

     Prospective investors should note that no assurance can be given that the Internal Revenue Service (the "IRS") will accept, or that the courts will uphold, the characterization and the tax treatment of the Notes described above. If the IRS were successful in asserting that an election to extend the maturity of all or any portion of the principal amount of the Notes is a taxable event for U.S. federal income tax purposes, then investors would be required to recognize gain, if any, upon the exercise of such election. Also, if the IRS were successful in asserting that the Notes were subject to the Contingent Payment Regulations, the timing and character of income thereon would be affected. Among other things, investors may be required to accrue interest on the Notes as OID income, subject to adjustments, at a "comparable yield" multiplied by the adjusted issue price. Furthermore, in such case, any gain recognized with respect to the Notes would generally be treated as ordinary income rather than capital gain. However, because the Notes bear a variable interest rate that is reset and payable every month, the Issuer expects that (i) the accrual of income at the comparable yield, as adjusted on each Interest Payment Date, should not significantly alter the timing of income inclusion; and
(ii) any gain recognized with respect to the Notes should not be significant. Prospective investors are urged to consult their tax advisors regarding the U.S. federal income tax consequences of investing in, and extending the maturity of, the Notes.

     Prospective investors should consult the summary describing the principal U.S. federal income tax consequences of the ownership and disposition of the Notes contained in the section called "United States Federal Income Tax Considerations" in the accompanying Prospectus Supplement.